SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934
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S.Y. BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Kentucky	61-1137529
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1040 East Main Street
Louisville, Kentucky 40206
(502) 582-2571
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

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If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this Form relates: Not Applicable
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Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

The following is a summary of the material terms of the common stock and associated preferred share purchase rights of S.Y. Bancorp, Inc., a Kentucky corporation ("Bancorp"). This summary is subject to and qualified in its entirety by reference to Bancorp's Articles of Incorporation, as amended, and Bylaws and by the applicable provisions of Kentucky law.

Common Stock

Bancorp is authorized to issue 20,000,000 shares of common stock, no par value per share. All shares of Bancorp Common Stock have identical rights and preferences. Each share is entitled to one vote on all matters presented to the shareholders with the exception of election of directors. In the election of directors, cumulative voting rules apply. Under cumulative voting, each shareholder is entitled to cast as many votes in the aggregate as shall equal the number of shares of Bancorp Common Stock owned by him/her multiplied by the number of directors to be elected. Each shareholder, or his/her proxy, may cast all of his/her votes (as thus determined) for a single nominee for director or may distribute them among two or more nominees, in the shareholder's discretion.

Holders of Bancorp Common Stock do not have preemptive rights to subscribe for additional shares of Bancorp Common Stock should the capital of Bancorp be increased by the sale of additional shares for cash.

Holders of Bancorp Common Stock are not entitled to convert their shares into any other securities. The shares of Bancorp Common Stock are not redeemable. All outstanding shares of Bancorp Common Stock are, and any shares to be issued in the future will be, upon receipt by Bancorp of the consideration thereof, fully paid and non-assessable.

In the event of liquidation of Bancorp, the holders of Bancorp Common Stock are entitled to share, according to their respective interests, in Bancorp's assets and funds remaining after payment or provision for payment of all debts, other liabilities and preferences, if any, of Bancorp.

Holders of Bancorp Common Stock will be entitled to receive such dividends and other distributions as may be declared from time to time by the Board of Directors of Bancorp out of funds legally available therefore. Bancorp's ability to pay dividends depends upon dividends paid by its subsidiary bank, Stock Yards Bank & Trust Company, a Kentucky banking corporation. Kentucky law allows Bancorp to pay dividends under certain circumstances that might preclude payment of dividends by its subsidiary bank. Under Kentucky banking laws, dividends may be paid, without the permission of the Kentucky Commissioner of Financial Institutions, only out of net profits for the current fiscal year and the preceding two years, less any required transfers to surplus for a fund for the retirement of preferred stock or debt.

Bancorp's Articles of Incorporation provide that the Board of Directors shall be divided into three classes, with one class being elected each year. This provision is intended to ensure continuity of Board membership and impede the ability of a third party to make sudden changes in the directors through a proxy contest or the acquisition of a substantial stock interest. The classification of directors reduces the effect of cumulative voting by reducing the number of directors to be elected at each annual meeting, thereby reducing the aggregate number of votes a shareholder may cast in the election of directors and increasing the number of votes needed to elect one director. Holders of less than a majority of the outstanding shares entitled to vote in the election of directors may therefore be unable to cumulate sufficient votes to elect at least one member of a classified board of directors.

Bancorp's Articles of Incorporation also contain certain provisions relating to mergers and certain other business combination transactions involving Bancorp and a 20% shareholder. These provisions (a) require a special vote of shareholders to approve a merger or other specific business combination transaction between Bancorp and a 20% shareholder (Interested Shareholder), unless the transaction is approved by a majority of the disinterested directors of Bancorp or certain minimum price requirements are met, (b) restrict any merger or other business combination transaction between Bancorp and an Interested Shareholder for a three-year period unless the transaction is approved by a majority of the disinterested directors of Bancorp and (c) require an increased shareholder vote to amend any portion thereof.

Shareholder Rights Plan

Bancorp has 400,000 shares of Series A Junior Participating Preferred Stock authorized and reserved for issuance in connection with its shareholder rights plan set forth in the Rights Agreement dated as of April 23, 2003, with Wachovia Bank, N.A., as rights agent. A description of the Rights Agreement and the related preferred share purchase rights is contained in Bancorp's registration statement on Form 8-A (file no. 0-17262) filed with the Securities and Exchange Commission on April 23, 2003, and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are filed as a part of this registration statement:

Exhibit Number	Description of Exhibits

4.1

Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 filed with the Registrant's Annual Report on Form 10-K (file no. 1-13661) for the year ended December 31, 2001)

4.2

Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 filed with the Registrant's Annual Report on Form 10-K (file no. 1-13661) for the year ended December 31, 2001)

4.3

Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.3 filed with the Registrant's Annual Report on Form 10-K (file no. 1-13661) for the year ended December 31, 2001)

4.4

Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.4 filed with the Registrant's Annual Report on Form 10-K (file no. 1-13661) for the year ended December 31, 2001)

4.5	Articles of Amendment to the Articles of Incorporation of the Registrant

4.6

Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.5 filed with the Registrant's Annual Report on Form 10-K (file no. 1-13661) for the year ended December 31, 2003)

4.7	Bylaws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.5 filed with the Registrant's Annual Report on Form 10-K (file no. 1-13661) for the year ended December 31, 2001)

4.8	Specimen common stock certificate of the Registrant

4.9

Rights Agreement dated as of April 23, 2003, between S. Y. Bancorp, Inc. and Wachovia Bank, National Association, as rights agent (incorporated herein by reference to Exhibit 1 filed with the Registrant's registration statement on Form 8-A (file no. 0-17262) filed on April 23, 2003)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

S.Y. BANCORP, INC.

By: /s/ David P. Heintzman
David P. Heintzman
Chairman, President and Chief Executive Officer

Dated: July 22, 2005